Exhibit 3(a)

                      ARTICLES OF AMENDMENT
                              TO THE
              RESTATED CERTIFICATE OF INCORPORATION
                      OF ENERGEN CORPORATION



TO THE HONORABLE JUDGE OF PROBATE, JEFFERSON COUNTY, ALABAMA:


     Pursuant to the provisions of Article 10 of Chapter 2B of Title 10 of the Code of Alabama of 1975 (Section 10-2B-10.01, et seq.), the undersigned corporation executes the following
Articles of Amendment to its Restated Certificate of
Incorporation:

     (1)  The name of the corporation is Energen Corporation.

     (2) Section 4.01 of Article IV of the Restated Certificate of Incorporation of the said corporation shall be amended to read as follows:

          "4.01 The total number of shares of stock which the Corporation shall have authority to issue is as follows:

               (a) Five million (5,000,000) shares, par value of $0.01 per share, which are hereby designated as preferred stock (hereinafter called "Preferred
               Stock").

               (b) Seventy-Five million (75,000,000) shares, par value of $0.01 per share, which are hereby designated as common stock (hereinafter called
               "Common Stock")."

     (3) The foregoing amendment to the Restated Certificate of Incorporation was adopted by the shareholders of the said
Corporation on January 28, 1998 in the manner prescribed by the Alabama Business Corporation Act.

     (4) The common stock of the Corporation, par value $.01 per share, was the only voting group entitled to vote on the foregoing amendment. There were 14,476,686 shares of such common stock outstanding, and the holders of such shares were entitled to cast one vote per share, or an aggregate of 14,476,686 votes. The number of votes entitled to be cast with respect to the foregoing amendment by holders of the Corporation's common stock indisputably represented at the meeting of shareholders at which the foregoing amendment was adopted was 12,554,901.

     (5) The total number of votes cast for the amendment by the holders of the common stock of the Corporation was 10,275,233, the total number of votes cast against the amendment by the holders of the common stock of the Corporation was 2,153,431 and the number of votes cast for the amendment was sufficient for approval of the amendment by the holders of the common stock of the Corporation.


     Dated this ______ day of January, 1998.


ENERGEN CORPORATION


By_________________________
  Wm. Michael Warren, Jr.
  Its Chairman of the Board
       of Directors


Prepared by:

Amy F. McIntyre
12th Floor, 2101 Sixth Avenue North
Birmingham, AL 35203
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